THIS SHARE PURCHASE AGREEMENT is made 9 April 2010

BETWEEN:

(i)

Bark Group Inc. 280 Madison Avenue, #912 - 9th Floor, New York City, New York 10016, USA through its fully owned subsidiary Bark Corporation A/S, company no. (omitted), Østergade 17-19, 1100 Copenhagen, Denmark, both companies are jointly referred to as ("Purchaser");

and

(ii)	Niclas Fröberg,
(iii)	Carl Johan Grandinson
(iv)	Jacob de Geer,
(v)	Filip Scheja,
(vi)	Malin Johansson,
(vii)	Linda Kokovic,
(viii)	Anna Helena Sverkersdotter Westin, ("Westin")

the parties under (ii)-(viii) above are collectively referred to as “Sellers” and the parties under (ii)-(iii) are collectively referred to as the “Principal Shareholders”.

Purchaser and Seller are hereinafter referred to as the “Parties” and each of them individually a “Party”.

WHEREAS

a.

Tre Kronor Media AB, reg. no. (omitted) is a company incorporated under the laws of Sweden, with its registered office at Sveavägen 17, 111 57 Stockholm, Sweden, (the “Company”) having an issued share capital of SEK 100,000 divided into 1000 shares (the “Shares”);

b.	The Company is legal and beneficial owner of the shares in its wholly-owned subsidiary United Media Nation Limited, reg. no. (omitted) (the “Subsidiary”), which is a dormant company.

c.	The Company and the Subsidiary are collectively referred to as the “Company Group”.

d.	The Sellers are the sole owners of the Shares as set out below:

Seller	No of Shares	(%)
Niclas Fröberg	452	45,2
Carl Johan Grandinson	226	22,6
Jacob de Geer	226	22,6
Filip Scheja	29	2,9
Malin Johansson	19	1,9
Linda Kokovic	19	1,9
Westin	29	2,9
Total	1,000	100,0

e.

Niclas Fröberg and Carl Johan Grandinson carry out the daily management of the Company. The Sellers, apart from Jacob de Geer, are employed by the Company. Jacob de Geer is only a passive owner of his part of the Shares which will be reflected in this Agreement.

f.

Sellers now desire to sell all of the Shares to the Purchaser - a company listed in the US at OTC Bulletin Board under code BKPG- and Sellers wish to become shareholders in the Bark Group as well as becoming key management in the further expansion of the Bark Group in Sweden according to the provisions set out in this Agreement.

NOW THEREFORE

In order to carry out the contemplated transactions, the Parties agree to the following terms and conditions:

1.	Definitions and Interpretation

1.1

In addition to the definitions set out above or elsewhere in this Agreement, as used in this Agreement, the following terms shall have the following meanings unless the context clearly indicates otherwise:

Accounting Principles	the general accepted accounting principles provided for in the Swedish Annual Accounts Act and as consistently applied in the Accounts for the Company Group.

Accounts	all of the accounts of the Company Group presented to Purchaser – all un-audited – including the accounts for the period 1 January - 31 December 2009, comprising of the balance sheet as of December 31, 2009 and a profit and loss account for the year ended at December 31, 2009, and the period 1 January - 28 February 2010, as Enclosure 1.1 (a);

Agreement	this Share Purchase Agreement (including the Enclosures hereto);

Budget 2010-2012	the budget made for the Company Group for 2010-2012, as Enclosure 1.1. (b);

Business	the particulars of the Group Company’s business as disclosed to Purchaser;

Bark
Consideration Shares	41,000,000 restricted common stock (each having a par value of 0.1488 cent) in Bark Group Inc. to be issued to Sellers as payment for the Shares;

Completion	the issue and delivery of the Shares to the Purchaser and such other actions as are necessary in order to consummate the transactions contemplated under this Agreement as further described in section 4;

Completion Date	19 April 2010 or such later date on which the Parties agree;

Due Diligence Material	the material disclosed by Sellers to Purchaser prior to entering into this Agreement;

Encumbrance	includes any interest or equity of any person, including any right to acquire, option or right of pre-emption, or any mortgage, charge, pledge, lien, assignment, retention rights, beneficial ownership, hypothecation, security interest, including any created by law, title retention or other security;

Exchange Act	the United States Securities Exchange Act of 1934, as amended;

Intellectual Property	intellectual property rights and in general all rights in inventions, patents, copyrights, design rights, trademarks and trade names, logos, brands, internet domain names, service marks, trade secrets, data base-rights, and other intellectual property rights, whether registered or not of the Company Group all defined according to Swedish laws on intellectual property rights;

Ordinary Course of
Business	means in respect of any transaction involving the Company Group and/or its Business as conducted in accordance with past practice and in line with industry norms undertaken by the Company Group in good faith, and not for the purposes of evading any covenant or restriction or undertaking in this Agreement;

Representations	the representations and warranties made by Principal Shareholders and as applicable by the Sellers to Purchaser as in full set out in Enclosure 5.1, attached hereto;

SEC	the United States Securities and Exchange Commission;

Securities Act	the United States Securities Act of 1933, as amended;

Taxes	all taxes, however denominated, including interest, penalties, and other additions that may become payable, imposed by any applicable statute, rule or regulation of any governmental, regulatory or other authority or body of any nature, including, but not limited to, taxes, withholdings, administrative and other charges in respect of income, profits, gain, payroll, social security or other social benefits, insurances, value added tax, property, stamps and transfers, which the Company is required to pay, withhold or collect; and

US GAAP	means United States Generally Accepted Accounting
Principles.

The table of contents and headings in this Agreement are inserted for convenience only and shall not affect its construction.

1.2

Unless the context otherwise requires words denoting the singular shall include the plural and vice versa, references to any gender shall include all other genders and references to persons shall include bodies corporate, unincorporated associations and partnerships, in each case whether or not having a separate legal personality. References to the word “include” or “including” are to be construed without limitation.

1.3

References in this Agreement to any act, statute or statutory provision include a reference to that act, statute or statutory provision as amended, extended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any order, regulation, instrument or other subordinate legislation made under the relevant statute or statutory provision.

	1.4	Each enclosure and each certificate and document delivered under this Agreement forms part of this Agreement.

1.5

Where any obligation pursuant to this Agreement is expressed to be undertaken or assumed (or similar) by any Party, such obligation shall be construed as requiring the Party concerned to exercise all rights and powers of control over the affairs of any other person, which that Party is able to exercise (whether directly or indirectly) in order to secure performance of such obligation.

2.	Stock Issuance and Certain Lock Up Restrictions

2.1

Subject to the terms and conditions of this Agreement, upon Completion and against duly transfer of the Shares to Purchaser, the payment through Bark Consideration Shares shall be issued to Sellers in proportion to their respective current ownership of the Shares.

2.2

35,000,000 of the Bark Consideration Shares shall be delivered to the Sellers at Completion duly issued to the Sellers, which issuance shall be registered in the shareholders’ register of Bark Group Inc. The Sellers will each receive the following number of Bark Consideration Shares as the fixed payment for the Shares:

Seller	No of Bark Consideration Shares
Niclas Fröberg	15,810,000
Carl Johan Grandinson	7,905,000
Jacob de Geer	7,905,000
Filip Scheja	1,020,000
Malin Johansson	680,000
Linda Kokovic	680,000
Westin	1,000,000
Total	35,000,000

2.3

All of the Bark Consideration Shares delivered to the Sellers under this Agreement are subject to a so called 3 year lock up period calculated from the Completion Date however not longer than 30 June 2013, during which period they are restricted from being sold or otherwise transferred, as explicitly stated in this Agreement. Further, after the 3 year lock up period any sale or transfer of the Bark Consideration Shares may not exceed 10% of the previous day’s registered turnover of all of Bark Group Inc. shares as listed on OTC Bulletin Board.

2.4

Regardless of the restriction set forth in Section 2.3, the Principal Shareholders and Jacob de Geer may each year sell part of the Bark Consideration Shares provided that the sales price accumulated for the Principal Shareholders and Jacob de Geer in total does not exceed SEK 3,000,000 and that the transfers do not exceed 10 % of the daily registered turnover of all of Bark Group Inc. shares as listed on OTC Bulletin Board; however in 2010 the Principal Shareholders and Jacob de Geer may only sell Bark Consideration Shares as mentioned as of the date following 6 months after the Completion Date.

In 2010 only, the Purchaser agrees, in addition to the above:

i)

that Niclas Fröberg shall replace part of his Bark Consideration Shares against a cash payment from the Purchaser in the amount of SEK 3,000,000 to be paid as follows; in May SEK 750,000, in June SEK 750,000 and in July SEK 1,500,000, the replacement of shares will be based on the valuation of the date of payment; and

	ii)	that Carl Johan Grandinson and Jacob De Geer each may sell Bark Consideration Shares in for an amount not exceeding SEK 1,500,000 according to the SEC rules.

2.5

In the event that the Bark Group Inc. (including its subsidiaries) in the reasonable opinion of the Sellers i) has not raised share capital injections or external financing via convertible notes during 2010 in the total amount of USD 3,0 million the Sellers have the right to reverse this Agreement by written notice to be given no later than 15 January 2011 to Purchaser; in such case each of the Parties shall return all of what it has received under this Agreement including the Bark Consideration Shares and the Shares including the value of Bark Consideration Shares which have been sold, and no Party shall have any claim or obligation against the other in such case of reversal of the Agreement. The return shall take place within 30 days from such notice except for the Shares and the Bark Consideration Shares (as well as cash received under section 2.4) which shall be returned immediately. For the avoidance of doubt the Company Group and the Sellers shall keep all salary payments.

2.6

In order to make the reversal, set out above under section 2.2 possible, the Purchaser may not take any decisions which would have a material adverse effect on the possibility of making the reversal effective.

3.	Valuation of the Shares and payment and Adjustments (good vs. bad leaver)

	3.1	The basis for the price and valuation of the Company Group is the performance and the results as presented by Sellers to Purchaser and the Budget 2010-2012.

3.2

In addition to the fixed payment set forth in Section 2.2, the following has been agreed as a possible further variable payment depending on the outcome of the Earnings Before Tax (“EBT”) of the audited financial accounts of the Company for the accounting years 2010-2012, which are the agreed budget targets of the Company. It is understood that the EBT is to be calculated applying the same principles as when establishing the Accounts for 2009 and that the management fee in section 10.1 and 10.2 Sellers’ additional and any additional charges such as costs for the new CFO, separate costs related to Purchaser’s reporting and other separate costs introduced by the Purchaser after Completion – where such costs are solely connected with the fact that Purchaser is a listed company - shall have no influence on the calculation of EBT. For the avoidance of doubt it is understood that all of the above charges and costs shall not influence the Sellers’ right, excluding Westin, to the additional variable payment or trigger possible reductions of the purchase price.

The variable payment shall be paid by the Purchaser to the Sellers, excluding Westin, as set out below:

		a)	EBT being more SEK 2 million for 2010; payment of 2,000,000 Bark Consideration Shares

	b)	EBT being more SEK 3 million for 2011; payment of 2,000,000 Bark Consideration Shares

	c)	EBT being more SEK 4 million for 2012; payment of 2,000,000 Bark Consideration Shares

Alternatively, the Sellers, excluding Westin shall receive 4,000,000 Bark Consideration Shares if the accumulated EBT for 2010 and 2011 is more than SEK 5 million or 6,000,000 Bark Consideration Shares if the accumulated EBT for 2010, 2011 and 2012 is more than SEK 9 million.

3.3

The Sellers may receive in total 41,000,000 Bark Consideration Shares but not less than 35,000,000 Bark Consideration Shares as set out in section 2.2. The additional up to 6,000,000 of the Bark Consideration Shares shall be transferred in the names of the Sellers, excluding Westin, in proportion to the number of Shares which the Sellers presently own within 30 days after submission to the relevant authorities (Sweden: Bolagsverket) of the audited financial statements of the Company and are all subject to the same restrictions as set forth in section 2.3 and 2.4 until 30 June 2013. Each Seller, currently employed by the Company, shall be employed throughout a full financial year to be entitled to receive any part of the further Bark Consideration Shares for that year.

3.4	The Parties agree that each Principal Shareholder currently employed is important to the continuing success of the Company Group and the fulfillment of the budget targets mentioned in Section 3.2.

3.5

Accordingly Niclas Fröberg shall remain as Chief Executive Officer ("CEO") of the Company and Carl Johan Grandinson shall remain as Chief Operative Officer (“COO”) of the Company. Niclas Fröberg shall be member of the board of directors of Bark Corporation A/S Niclas Fröberg and Carl Johan Grandinson shall be members of the executive management of Bark Corporation A/S. Further Niclas Fröberg and Carl Johan Grandinson shall as CEO and COO respectively be responsible for and manage the Bark International Media Division.

3.6

Niclas Fröberg’s and Carl Johan Grandinson’s main focus will be to establish the Purchaser’s Stockholm office and the integration of the Purchaser with the Company as well as heading the Bark International and Swedish Media Division.

3.7

Niclas Fröberg and Carl Johan Grandinson will be responsible for the roll out, consolidation and the result of the Purchaser’s media companies in Scandinavia and Europe. This will be reflected in separate agreements as part of the sale and purchase of the Company (whether a legal entity or not). Employment agreements laying down their duties and responsibilities shall be entered into and shall be part of the Agreement. The Purchaser agree that any assignment or work which Niclas Fröberg and Carl Johan Grandinson carry out outside their work as CEO and COO in the Company shall be covered by the Purchaser, as agreed from case to case.

3.8

With the aim of maintaining the value of the Company Group the following has been agreed in case any of the Sellers’ employments with the Company Group would terminate before 30 June 2013, after which date the Bark Consideration Shares are free from any restrictions. If a Seller currently employed by the Company ceases to be an employee of the Company, such Party shall be referred to as a “Leaver”.

3.9

“Bad Leaver” means a Leaver whose contract of employment is terminated by reason of (a) that person’s resignation (other than in the circumstances set out in paragraph 3.10), or (b) by summary dismissal or (c) because the person:

(i)	committed any serious or persistent breach of his obligations under the employment contract or terms of appointment or under this Agreement;

(ii)	committed a serious offence or breach of law that reflects adversely on the integrity of that person and the Purchaser;

(iii)	is the subject of bankruptcy proceedings or has a receiving order made against him or takes advantage of any legislation affording relief to insolvent debtors; or

(iv)	becomes disqualified from being a Director of the Company or is the subject of censure by any regulatory authority.

3.10

“Good Leaver” means a Leaver who ceases to be an employee for reasons other than being a Bad Leaver, which shall include, but not be limited to, ceasing to be employed by reason of one or more of the following factors:

(i)	redundancy;

(ii)

the Leaver’s resignation, when such resignation, is determined by a court of competent jurisdiction to have been a constructive dismissal of the Leaver as a result of the employer committing a repudiatory breach of its obligations under the Leaver’s employment contract;

(iii)	unfair dismissal;

(iv)

death of the Leaver (in which event the value shall be paid to the Leaver’s executor on transfer of the Bark Consideration Shares for distribution, as appropriate, to the beneficiaries of that Leaver’s estate), if death occurs more than 18 months after the Completion Date;

(v)

incapacity of the Leaver such that he is no longer capable of discharging his duties (as certified to the satisfaction of the Company by a medical practitioner) if this event occurs more than 18 months after the Completion Date; or

(vi)

retirement of the person from full time employment due to the serious ill health or disablement of the Leaver’s spouse or any dependent child if this event occurs more than 18 months after the Completion Date.

3.11

A Principal Shareholder which is to be considered to be a Bad Leaver shall receive a cash payment of USD 600,000 to be paid by Purchaser to such Principal Shareholder after termination of his employment. In connection with such cash payment all of the Bark Consideration Shares transferred, or to be transferred, to such Principal Shareholder shall be returned to Purchaser save for the Principal Share Holder’s share of 10,000,000 of the Bark Consideration Shares which Purchaser may buy from such Principal Shareholder at the price of 0,10 USD per share during a period of 12 months after termination of the employment. Niclas Fröberg’s share equals to 6,666,667 Bark Consideration Shares and Carl Johan Grandinson’s share equals to 3,333,333 Bark Consideration Shares.

3.12

A Principal Shareholder which is to be considered to be a Good Leaver shall receive a cash payment of USD 600,000 to be paid by Purchaser to such Principal Shareholder within 3 months after termination of his employment. Each Principal Shareholder shall keep his Bark Consideration Shares. The Purchaser holds a right of first refusal to purchase the Bark Consideration Shares at market price during a period of 12 months after the termination of the employment.

3.13

In the case of a Leaver, who is not a Principal Shareholder and who ceases to be an employee or ceases to hold office by reason of being a Bad Leaver (as defined above), all of the Bark Consideration Shares held by that Leaver shall be transferred at the request and in accordance with the directions of the Purchaser. Any such request shall be made within one (1) month following the date that the Leaver ceases to be an employee of the Company. In the case of a Leaver who ceases to be an employee by reason of being a Good Leaver that Leaver shall be under no obligation to transfer his Shares.

4.	Conditions, Actions at Completion, and Certain Actions after Completion

	4.1	Completion shall take place at the premises as agreed between the Parties, subject to the duly executed actions set forth in Sections 4.2 and 4.3.

	4.2	Sellers shall deliver the following to Purchaser:

		4.2.1	The share register of the Company updated to reflect the transfer of the Shares.

		4.2.2	New employments agreements to be entered into between each of the Principal Shareholders.

		4.2.3	Those enclosures (referred to herein) not completed upon signing of this Agreement, shall be delivered in agreement between the Parties.

	4.3	Purchaser shall deliver the following to Sellers:

		4.3.1	Documentation of transfer of 35,000,000 Bark Consideration Shares

		4.3.2	Documentation that the audited accounts for 2009 of Bark Group Inc. does not adversely deviate by more than 50% (equity and EBITDA) from the unaudited accounts set out in Enclosure 4.3.2

	4.4	A shareholders meeting to be held in the Company Group where new board of directors is appointed. The Board shall be composed of the following persons:

Name	Position
Niclas Fröberg	Chairman during 2010
Carl Johan Grandinson
Bent Helvang
Ulrik Gerdes

5.	Representations by Principal Shareholders

	5.1	On the date of signing this Agreement and Completion, Principal Shareholders represent and warrant to Purchaser that the Representations set forth in Enclosure 5.1 are true and correct.

	5.2	Each of the Representations shall be deemed separate and independent.

5.3

The Principal Shareholders further agree, represent and warrant that no later than 60 days after Completion, they shall cause audited accounts for the period 1 January – 31 December 2009 to be completed and such unaudited interim financial statements for any interim period subsequent to 31 December 2009 required to enable the Purchaser to comply with its reporting obligations under the Exchange Act. All such accounts to be made in accordance with the Accounting Principles with reconciliation to US GAAP in the manner required by the SEC in order to enable the Purchaser to comply with its obligations under the Exchange Act. The Principal Shareholders shall present the Company figures in a format which assists the Purchaser in preparing the audited accounts in accordance with GAAP rules and in a format appropriate for filing with the SEC. Further, the audited accounts will include the period from 1 January – 31 December 2008 if the Purchaser determines, based on the advice of its legal and accounting professional advisors, that such accounts are required in order to enable the Purchaser to comply with its obligations under the Exchange Act. It is understood that the costs for such US GAAP reconciliation will always be borne by the Company and that such reconciliation may never exceed an amount of SEK 150,000.

6.	Representations and Warranties of Purchaser

6.1

Purchaser represents and warrants that this Agreement has been validly executed and delivered by persons authorized to sign for and on behalf of Purchaser, and that this Agreement constitutes the valid, legal and binding obligations of Purchaser enforceable in accordance with its terms. Purchaser represents and warrants that it will deliver the Bark Consideration Shares as the owner of such shares, with full legal title and no Encumbrances other than as set out in this Agreement and that the Purchaser in connection herewith has acted in accordance with the relevant SEC rules and the Securities Act.

7.	Undertakings by Principal Shareholders

7.1

For the purpose of assuring the full benefit of transferring the Shares to Purchaser, the Principal Shareholders explicitly agree and undertake during thirty (thirty) months from Completion Date not to, directly or indirectly, whether on their own account or for the account of any other person or company:

		7.1.1	carry out any commercial activity, directly or indirectly, through enterprises, companies or other legal entities controlled by or controlling Sellers or through financing, employment, consulting or in any other way, anywhere in Sweden, which competes or may compete with the Company Group's current activities.

		7.1.2	induce or solicit any employee of the Company Group or the Bark Group into an employment relationship or to engage such employee in any activity in favor of other parties.

If the Principal Shareholders (the “Defaulting Party”) commits a breach of Section 7.1.1 or 7.1.2 and either (1) the breach can not be remedied, or (2) the Defaulting Party does not remedy the breach within ten (10) Business Days of the Purchaser sending it written notice requiring it to remedy the breach, the Defaulting Party shall compensate the Purchaser for any direct loss that arises or results from the relevant breach or inaccuracy. In addition to becoming liable for direct losses, a penalty of SEK 150,000 shall apply in each case of a breach and be increased with SEK 75,000 per month for such time the breach is continuing.

8.	Claims and Survival

8.1

No claim shall be brought by Purchaser in respect of any breach of the Representations and/or undertakings under Section 6 and/or other sections under this Agreement, unless notice in writing of such claim has been given by Purchaser within 3 months after the Purchaser discovers the basis for such claim, specifying the nature of the claim.

8.2

The Representations shall survive for up to eighteen (18) months from the Completion Date, with exception of the Representations on Taxes, to which the applicable statutes of limitations under Swedish civil and fiscal law shall apply plus six months.

	8.3	Claims for breach of Representations regarding Taxes shall not be subject to the qualifications set out in Section 9.3.

9.	Liability for Principal Shareholders

9.1

The Principal Shareholders shall be severally and not jointly responsible for representations set out in section 5 and are liable for the total amount of direct losses resulting from a breach of a representation or undertaking, provided that the total maximum liability for such Principal Shareholder in respect of claims under this Agreement shall not exceed an amount corresponding to the value of the Bark Consideration Shares transferred to each Principal Shareholder. This means that a Principal Shareholder is only responsible for a claim in relation to the pro rata portion of the Bark Consideration Shares received. It is specifically agreed that the Principal Share Holders shall be allowed to satisfy a claim in full or in part by returning a number of Bark Consideration Shares in a corresponding amount based on market value. The Parties agree that payment of a claim with Bark Consideration Shares shall not have an impact on the Principal Shareholders’ right to, and specifically does not allow the Purchaser to set off claims or withhold any amounts of, the cash payment set out in section 3.11 and 3.12.

	9.2	None of the limitations contained in this Section 9 shall apply to:

a) any claim pertaining to section ownership of the Shares; or

b) Seller has acted with gross negligence.

	9.3	Sellers shall have no liability in respect of any breach or breaches of the Representations or any other Section of this Agreement, unless:

		a)	the amount of loss for Purchaser in respect of such breach or breaches exceeds SEK 100,000 or

		b)	the aggregate amount of direct losses suffered by Purchaser exceeds SEK 250,000, in which case (subject to the other provisions of this Section 9) the full amount of the liability shall be payable).

For the purpose of this provision, Purchaser may pursue a claim regardless of the fact if the claim is raised against one or more of the Sellers and thereby a claim shall per se not be deemed to be less than stated above.

	9.4	If the loss is tax-deductible for the Purchaser the loss shall be reduced by the actual tax savings made.

10.	Miscellaneous

10.1

The Parties agree that Purchaser’s administrative and operational cost for handling the Company Group shall be covered in the form of a monthly payment, commencing after Completion; the management fee shall equal a yearly maximum amount of USD 250.000. For the avoidance of doubt, the management fee shall be deducted when calculating EBT in accordance with section 3.2.

10.2

The Parties agree that the Company Group will be hiring a CFO according to Purchaser’s request and with the participation of Purchaser. The CFO´s profile must be able to do financing according to US GAAP and SOX rules. The CFO must be part of the key personal structure. The salary has to be agreed between the Parties and according to the budget for such an individual.

	10.3	The Parties’ agreed joint business plan for the Company Group is attached as Enclosure 10.3.

11.	Publicity and confidentiality

11.1

The Parties agree to keep the terms and contents of this Agreement in the strictest confidence, and not to reveal any details to third parties unless mutually agreed by in writing the Parties hereto, except to the extent necessary to obtain governmental consents and financing, and other than required by statutory or regulatory requirements, for the Bark Group the requirements under relevant Stock Exchange regulations. This duty of confidentiality shall not apply to (i) information imparted to the legal counsel, accountant or other advisor of a Party in connection with the negotiations; (ii) information which has entered or will enter the public domain without this being due to a breach of this clause 11; (iii) information that a Party possesses at the time of entering into this Letter of Intent; and (iv) information that a Party is obliged to disclose either by law or consolidated act.

12.	Entire Agreement

12.1

This Agreement, together with the Enclosures hereto, constitutes the entire agreement among the Parties with respect to the transactions set out herein, and no amendments, modifications or changes hereto shall be binding and effective, unless made in writing and duly signed by each of the Parties hereto.

12.2

To the extent that any of the provisions contained in this Agreement shall be determined to be invalid or unenforceable, no such invalidity or unenforceability shall affect the validity or enforceability of the remaining provisions contained herein. The invalid or unenforceable provision shall be construed as an undertaking by the Parties to make all efforts to procure and effect any amendment or alteration as may be necessary to carry out the intention of the provision in question.

13.	Notices

13.1

All notices, requests, demands, instructions or other communications hereunder shall be in writing and shall be deemed to have been duly given if faxed (receipt acknowledged), personally delivered or mailed (via registered or certified mail), as follows:

if to Sellers: the address listed above

c. c. MAQS Law Firm Advokatbyrå AB,
Att. Anders Åberg and Johan Lannering,
Norrmalmstorg 1, Box 7009,
103 86 Stockholm
Fax +46 8 407 09 10
E-mail: anders.aberg@se.maqs.com; johan.lannering@se.maqs.com if to Purchaser: the address first written above

c. c. Danders & More, attn. Mr. Claus Abildstrøm
Lautrupsgade 7, 7.
DK-2100 Copenhagen
Denmark
Fax +45 33129515
E-mail: claus.abildstrom@dandersmore.com

as long as the Parties do not give notice to each other of any other address.

14.	Costs and fees

Each company (Tre Kronor & Bark) shall bear its own costs and fees incurred in connection with the due diligence negotiation, preparation and execution of this Agreement, including any fees of financial and legal advisors. For the sake of clarity and not withstanding anything to the contrary herein, the Company shall cover the Sellers’ fees and transaction costs.

15.	Governing Law and Arbitration

	15.1	All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of Denmark, excluding its choice of law rules.

15.2

Any dispute arising out of or relating to this Agreement or to the transactions contemplated hereby shall be ultimately paid by the a panel of arbitrators appointed by the Copenhagen Arbitration Institute (the “Institute”) in accordance with the rules of procedure of the Intsitute. The panel shall be composed by one (1) arbitrator appointed by the Institute. The panel shall distribute the Parties’ full costs in respect of reasonable lawyers’ fees and the costs of the arbitration court in the proportion to the percentage to which each Party is proved right by the arbitration court’s decision. The place of arbitration shall be Copenhagen and the language of the proceedings shall be English, unless the Parties agree to Swedish/Danish. If the matter disputed concerns more than one (1) party, the parties agree that the proceedings shall be accumulated.

15.3

All communications between the Parties concerning a dispute and correspondence with the panel prior to, during and/or after arbitration proceedings, including the arbitration award, are strictly confidential.

The Parties hereto have duly executed and signed this Agreement, in eight originals.

*****************************************************************

For Sellers

/s/ Niclas Fröberg	/s/ Carl Johan Grandinson
Mr. Niclas Fröberg	Mr. Carl Johan Grandinson

/s/ Jacob de Geer	/s/ Filip Scheja
Mr. Jacob de Geer	Mr. Filip Scheja

/s/ Malin Johansson	/s/ Linda Kokovic
Ms. Malin Johansson	Ms. Linda Kokovic

For Purchaser

/s/ Bent Helvang
Mr. Bent Helvang

/s/ Klaus Aamann
Mr. Klaus Aamann